EXHIBIT  10.16.1

4/15/97

VIA FACSIMILE (407) 268-6937

Fred E. Whaley
Smart Choice Automotive Group, Inc.
5200 S. Washington Avenue
Titusville, Florida 32780

         Re: (1) The Line of Credit Accommodation in the Original Principal
                 Amount of $1,000,000 Dated September 30 1996 to Eckler Industries, Inc. (Line of Credit)

             (2) Mortgage Loan in the Amount of $2,400,000 dated September 30,
                 1996 to Eckler Industries, Inc. (Mortgage Loan)

Dear Mr. Whaley:

      Barnett Bank, N.A. ("Barnett") hereby withdraws the demand to Smart Choice Automotive Group, Inc., formerly known as Eckler Industries, Inc. ("Company") contained in THE letter to you dated March 27, 1997 conditioned upon the following:

I. MODIFICATION OF LINE OF CREDIT. The Company hereby ratifies and confirms the terms and conditions of the Line of Credit accommodation with the following modifications:

      A. The Company agrees that there shall be no more disbursements under the Line of Credit.

      B. The Company agrees to continue making monthly interest payments on the outstanding balance of the Line of Credit and to make a principal reduction payment of $50,000.00 on or before May 30, 1997, and to make a second payment for reduction of principal in the amount of $100,000.00 on or before June 30, 1997, and to make a third principal reduction payment in the amount of $100,000.00 on or before July 30, 1997 and to pay all remaining amounts due under the Line of Credit on or before August 30, 1997.

      C. Barnett hereby waives all defaults of the Company under the documents related to the Line of Credit that have occurred through and including the date hereof. Barnett agrees that the Company shall not be obligated to comply with any financial covenants in the documents related to the Line of Credit until October 30, 1997, on which date the Company shall be required to comply with such financial covenants. Barnett agrees that the negative covenants set forth in Section 6 on page 15 of the Loan Agreement pertaining to the Line of Credit (and any comparable covenants created through representations and warranties) shall no longer be effective UNTIL OCTOBER 30, 1997.

II.   MODIFICATION OF MORTGAGE LOAN.

      A. Barnett hereby waives all defaults of the Company under the documents related to the Mortgage Loan that have occurred through and including the date hereof. Barnett agrees that the Company shall not be obligated to comply with any financial covenants in the documents related to the Mortgage Loan until October 30, 1997, on which date the Company shall be required to comply with such financial covenants. Barnett agrees that the negative covenants set forth in Section 3 on pages 3 and 4 of the Loan Agreement pertaining to the Mortgage Loan (and any comparable covenants created through representations and warranties) shall no longer be effective UNTIL OCTOBER 30, 1997.

      B. The payment schedule set forth in the Mortgage Loan shall remain and is hereby ratified and confirmed except that the maturity date is hereby modified to provide for a maturity date of July 1, 1998 rather than September 30, 1999.

      C. In addition, there shall be a credit origination fee of $50,000.00 due on or before October 30, 1997 provided however that in the event there are no outstanding sums due under the Mortgage Loan as of that date then such fee shall not be due.

      D. As additional consideration for Barnett to enter into this letter agreement ("Agreement"), Company hereby waives and releases any and all set-offs, defenses and counter-claims which exist or may accrue with respect to the Mortgage Loan or Line of Credit (together referred to as Loans) or any documentation evidencing or pertaining to the Loans or the administration of disbursement or collection of the Loans and in regard to the lending or business relations or activities between the Company and Barnett. The Company also indemnifies and holds Barnett harmless from any and all loss or costs arising out of any matter described above. The parties hereby agree that this waiver and release is a material inducement for Barnett to enter into this agreement. The parties further acknowledge and agree that the modification of the Loans by Barnett is the consideration to Company for this waiver and release. Notwithstanding any agreements or obligations to which Barnett may have consented prior to the date of this agreement, the Company acknowledges, admits and agrees as follows: (1) that Barnett is acting in good faith under and in connection with the Loans, and all of its obligations with respect to the Loans and to the administration of and disbursement and collection of the Loans; and
(2) - "that there are no other promises, obligations, understandings or agreements with respect to the Loans except as expressly set forth herein and in the closing documents for the Loans. Company acknowledges that as of the date of this agreement Barnett is not in default of any of its obligations to Company and there exist no claims, causes of action, rights of set-off or other defenses in favor of Company against Barnett, its employees, attorneys or representatives. Company waives and releases any such claim, causes of action, right of set-off or other defenses and hereby waives any right to trial by jury in regard to any litigation between any of the parties to this Agreement. This provision is a material inducement for Barnett to enter into this Agreement.

      E. The Guarantor, Ralph H. Eckler, by his execution of this Agreement hereby acknowledges and confirms his guaranty of the Mortgage Loan and Line of Credit as modified herein and acknowledges that such modification shall in no manner reduce, diminish or impair his guaranty and obligations to Barnett.

      F. The Company agrees to promptly reimburse Barnett for its reasonable attorneys fees and costs in the amount of $1,250.00 relating to review of prior loan documentation, administration of the credit, preparation of this letter agreement and otherwise.

      If the terms of this Agreement are acceptable, please sign below and return to me.

                                            Very truly yours,
                                            Barnett Bank, N.A.

                                            by /s/ JAMES HURST
                                               ---------------------------------
                                                   James Hurst

                                            Acceptance and Agreement of Company

      Smart Choice Automotive Group, Inc., formerly known as Eckler Industries, Inc., accepts the terms and conditions set forth above and acknowledges that the loans referenced therein are hereby modified in accordance with said terms and conditions.

                                            Smart Choice Automotive Group, Inc.
                                            formerly known as Eckler
                                            Industries, Inc.

                                            by /s/ FRED E. WHALEY
                                               ---------------------------------
                                               Consent of Guarantor

      Ralph H. Eckler as Guarantor hereby consents to the terms and conditions as set for above and hereby ratifies and confirms his guaranty of the above-referenced mortgage loan and Line of Credit.

                                            /s/  RALPH H. ECKLER
                                            ------------------------------------